News Release

Firsthand Technology Value Fund Holding Pivotal Systems

Completes Initial Public Offering

San Jose, CA, July 2, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Pivotal Systems (“Pivotal”), the Fund’s largest portfolio holding, has completed its initial public offering and listing on the Australian Securities Exchange (“ASX”).

Pivotal closed the sale of 28,785,008 CHESS Depository Interests (“CDI”) in Australia on Thursday, June 28, 2018, with each CDI representing one share of Pivotal common stock, at an offer price of A$1.86 (Australian dollars) per CDI. Pivotal’s CDIs were listed and formally began trading on the ASX today, closing at a price of A$2.59 per CDI, an increase of 39.2% from the IPO price. At the current exchange rate, the closing price equates to approximately US$1.90 (US dollars) per CDI. Pivotal’s CDIs trade on the ASX under the symbol PVS.

Pivotal supplies flow control solutions to the semiconductor industry and is the Fund’s largest holding, representing 24.8% of the Fund’s net assets as of March 31, 2018. The Fund’s initial investment in Pivotal was made in 2012, and we have invested approximately $19.0 million in the company to date. We now hold 53,758,441 shares of common stock, representing 42.9% ownership of Pivotal’s common stock, on a fully-diluted basis.

As is customary in initial public offerings in Australia (and in the U.S.), we have entered into agreements (commonly called lock-up agreements) that restrict us from selling our Pivotal shares for a period of time. We currently expect approximately 70% of our Pivotal shares to be locked up for 24 months following the IPO. The remaining 30% of shares are expected to be released from escrow (lock-up) in three stages, as follows: (1) approximately 6% upon the filing of Pivotal’s fiscal 2018 financial statements, (2) approximately10.5% upon the filing of Pivotal’s first-half 2019 financial statements, and (3) approximately 13.5% upon the filing of Pivotal’s fiscal 2019 financial statements.

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The completion of the public offering likely will affect the Fund's ability to retain its "regulated investment company" (RIC) status, as the investment would exceed the limit for a single holding under U.S. tax laws. The loss of that status for any given year means the Fund would be taxed as a corporation (and not a RIC) under federal and state tax laws, and its net asset value would be reduced by the amount of its expected tax liabilities. Despite this potential tax consequence, the Fund believes that Pivotal's planned listing on the ASX is in the best interests of the Fund and its stockholders. Additionally, it is possible that the Fund may regain its RIC eligibility as the composition of its portfolio continues to change.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announced public listings about the Fund’s holdings, such as provided above, do not provide any indication about whether any other Fund holding will go public or otherwise will become a profitable investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com